EXHIBIT 12.1
LEGAL OPINION

[LETTERHEAD OF GOODWIN PROCTER LLP]

November 16, 2017

Cottonwood Multifamily Opportunity Fund, Inc.

6340 South 3000 East, Suite 500

Salt Lake City, Utah 84121

Re:       Securities Registered under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of an Offering Statement on Form 1-A (CIK No. 0001680657) (as amended or supplemented, the “Offering Statement”) pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the filing of the Offering Statement and the offering by Cottonwood Multifamily Opportunity Fund, Inc., a Maryland corporation (the “Company”), of up to $50,000,000 in shares of the Company’s common stock, $0.01 par value per share (the “Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the Offering Statement and the terms of that certain Subscription Agreement, a form of which is included in the Offering Statement as Exhibit 4, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP